Exhibit 10.44

LOAN AGREEMENT

Dated as of December 11, 2006

Between

KBS MIDLAND INDUSTRIAL PARK, LLC

as Borrower

And

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

as Lender

(i)

(ii)

(iii)

(iv)

Schedule 1	Form of Tenant Direction Letter
Schedule 2	Exceptions to Representations and Warranties
Schedule 3	Rent Roll
Schedule 4	Organization of Borrower
Schedule 5	Definition of Special Purpose Bankruptcy Remote Entity
Schedule 6	Required Repairs

(v)

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of December 11, 2006 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) is made between KBS MIDLAND INDUSTRIAL PARK, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Borrower”), and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (together with its successors and assigns, “Lender”).

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Specific Definitions. The following terms have the meanings set forth below:

Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Allocated Share: shall mean at any time, and from time to time, an amount expressed as a percentage which is calculated by dividing the cost basis of the Property by the cost basis of all real property owned directly or indirectly by the REIT or the REIT Operating Partnership.

Approved Asset Manager: An entity Controlled by Peter M. Bren or Charles J. Schreiber, including KBS Capital Advisors LLC, or another entity reasonably acceptable to Lender.

Approved Capital Expenses: Capital Expenses incurred by Borrower, provided that during a Cash Management Period, such Capital Expenses shall either be (i) included in the Approved Capital Budget for the current calendar month or (ii) approved by Lender.

Approved Leasing Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

Approved Major Lease Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower in re-leasing space demised under a Major Lease at the Property pursuant to replacement Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements.

Approved Mezzanine Lender: (i) GCM or (ii) a “Qualified Transferee” (as such term is defined in the Intercreditor Agreement between Lender and GCM), (iii) a successor holder of the Mezzanine Loan that (A) prior to the occurrence of a Secondary Market Transaction, has been approved by Lender acting reasonably or (B) after the occurrence of a Secondary Market Transaction, has obtained a Rating Comfort Letter with respect to the transfer of the Mezzanine Loan to such holder and has been approved by the Servicer or (iv) the lender under any other Approved Mezzanine Loan that (A) prior to the occurrence of a Secondary Market Transaction, has been approved by Lender acting reasonably or (B) after the occurrence of a Secondary Market Transaction, has been approved by the Servicer and the Rating Agencies.

Approved Mezzanine Loan:

(i) the Mezzanine Loan;

(ii) a loan from an Approved Mezzanine Lender to Mezzanine Loan Borrower, the proceeds of which are used to refinance the Mezzanine Loan, provided that: (A) such loan shall be secured by the same collateral as the Mezzanine Loan; (B) the new Approved Mezzanine Lender and the Mezzanine Loan Documents evidencing and securing such loan shall have been approved by (x) Lender in its reasonable discretion if such loan is made prior to the occurrence of a Secondary Market Transaction or (y) by the Servicer and the Rating Agencies if such loan is made after the occurrence of a Secondary Market Transaction; (C) such loan shall be in an amount and have an interest rate that does not exceed the original principal amount and the interest rate of the Mezzanine Loan, and shall otherwise be on terms and conditions that are not materially less favorable to the Mezzanine Loan Borrower than the terms and conditions of the Mezzanine Loan; (D) the term of such Approved Mezzanine Loan shall expire on the Stated Maturity Date; (E) the Approved Mezzanine Lender shall enter into an intercreditor agreement in form and content substantially similar to the intercreditor agreement entered into between the holder of the Loan and the holder of the Mezzanine Loan; and (F) if such refinancing of the Mezzanine Loan occurs after a Secondary Market Transaction, no such refinancing shall be permitted which would result in a downgrade, qualification or withdrawal of any of the ratings of any of the Securities issued in such Secondary Market Transaction; and

(iii) a new loan from an Approved Mezzanine Lender to Mezzanine Loan Borrower, provided that: (A) such loan shall be secured by the same or similar collateral as the Mezzanine Loan (including a pledge of all membership interests in the Mezzanine Borrower); (B) the new Approved Mezzanine Lender and the Mezzanine Loan Documents evidencing and securing such loan shall have been approved by (x) Lender in its reasonable discretion if such loan is made prior to the occurrence of a Secondary Market Transaction or (y) by the Servicer and the Rating Agencies if such loan is made after the occurrence of a Secondary Market Transaction; (C) such loan shall be in an amount and have an interest rate that does not exceed the original principal amount and the interest rate of the Mezzanine Loan; (D) the term of such Approved Mezzanine Loan shall expire on the Stated Maturity Date; (E) the Combined Debt Service Coverage Ratio for the Loan and the new Mezzanine Loan shall be at least 1.00:1.00 determined by Lender in its reasonable discretion in accordance with Lender’s and the Rating Agencies’ then current underwriting standards and adjustments; (F) the Approved Mezzanine Lender shall enter into an intercreditor agreement acceptable to (x) Lender if such Approved Mezzanine Loan is made prior to the occurrence of a Secondary Market Transaction or (y) the

Servicer and the Rating Agencies if such Approved Mezzanine Loan is made after the occurrence of a Secondary Market Transaction; and (G) if such Approved Mezzanine Loan is made after a Secondary Market Transaction, no such Approved Mezzanine Loan shall be permitted which would result in a downgrade, qualification or withdrawal of any of the ratings of any of the Securities issued in such Secondary Market Transaction.

Approved Operating Expenses: operating expenses incurred by Borrower which (i) are included in the Approved Operating Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property or (iii) have been approved by Lender, which approval shall not be unreasonably withheld.

Available Cash: as of each Payment Date during the continuance of a Cash Management Period, the amount of Rents, if any, remaining in the Deposit Account after the application of all of the payments required under clauses (i) through (viii) of Section 3.11(a) hereof.

Borrower’s Knowledge: the knowledge of Borrower or Sole Member or any of its respective directors, officers, members or employees. Such Borrower or Sole Member or any of its respective directors, officers, members or employees shall be deemed to have knowledge of any applicable fact if (i) such Person has actual knowledge of such fact, or (ii) such Person has received a notification of such fact.

Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.

Cash Management Period: shall commence upon Lender giving notice to the Clearing Bank of the occurrence of any of the following: (i) an Event of Default hereunder, or (ii) an Event of Default (as such term is defined in the Mezzanine Loan Documents), or (iii) a default after the lapse of any applicable notice and cure period under any Approved Mezzanine Loan other than the Mezzanine Loan, and shall end upon Lender giving notice (and which Lender covenants to promptly give) to the Clearing Bank that the sweeping of funds into the Deposit Account may cease, which notice Lender shall give promptly after (1) the Loan and all other obligations under the Loan Documents and any Approved Mezzanine Loan have been repaid in full, (2) with respect to the matters described in clause (i) above, such Event of Default has been cured and no other Event of Default has occurred and is continuing, and (3) with respect to the matters described in clause (ii) above, such Event of Default has been cured and no other Event of Default has occurred and is continuing, (4) with respect to the matters described in clause (iii) above, such default has been cured and no other such default has occurred and is continuing.

Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

Control: with respect to any Person, either (i) ownership directly or indirectly of 49% or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

Debt: the unpaid Principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.

Debt Service: with respect to any particular period, the scheduled Principal and interest payments due under the Note in such period.

Combined Debt Service Coverage Ratio: as of any date, the ratio calculated by Lender of (i) the Net Operating Income for the twelve (12)-month period ending with the most recently completed calendar month to (ii) the aggregate of the Debt Service on the Loan anticipated to come due on the Loan during the succeeding 12-month period and the scheduled principal and interest payments anticipated to come due on the Approved Mezzanine Loan during the succeeding 12-month period.

Combined LTV: The relationship expressed as a percentage between (a) the aggregate of the Principal and the outstanding principal balance of any Approved Mezzanine Loan and (b) the appraised value of the Property as determined by a then current MAI appraisal provided to Lender at Borrower’s expense and in form and substance and prepared by an MAI appraiser satisfactory to Lender.

Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Interest Rate, compounded monthly.

Defeasance Collateral: U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Stated Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments.

Deposit Bank: Wachovia Bank, National Association, or such other bank or depository selected by Lender in its discretion.

Eligible Account: a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (A) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (B) as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution: a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common Control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

Future Required Repairs: all repairs and capital improvements to the Property required to maintain and operate the Property, required to comply with any Leases or required to comply with applicable law.

GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

GCM: Greenwich Capital Financial Products, Inc.

Governmental Authority: any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

Interest Period: (i) the period from the date on which the Loan is funded through the first day thereafter that is the fifth day of the next succeeding calendar month and (ii) each period thereafter from the sixth day of each calendar month through the fifth day of the next succeeding calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.4 hereof, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day immediately preceding the next succeeding New Payment Date.

Interest Rate: a rate of interest equal to 5.755 % per annum from the date of Loan funding through January 5, 2009; and a rate of interest equal to 5.855% per annum from and after January 6, 2009 (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

Leases: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

Lease Termination Payments: (i) all fees, penalties, commissions or other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any bankruptcy proceeding), (ii) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease and (iii) any payments made to Borrower relating to unamortized tenant improvements and leasing commissions under any Lease.

Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, or any direct or indirect interest in Borrower or Sole Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) the Promissory Note or Promissory Notes made by Borrower to Lender in the aggregate principal amount equal to the Loan (the “Note”), (ii) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Borrower (or the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by Borrower to a trustee, as the case may be) in favor of Lender which covers the Property (the “Mortgage”), (iii) Assignment of Leases and Rents from Borrower to Lender, (iv) Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender, (v) the Clearing Account Agreement (the “Clearing Account Agreement”) among Borrower, Lender, Manager and Clearing Bank, and (vi) the Deposit Account Agreement (the “Deposit Account Agreement”) among Borrower, Lender, Manager and the Deposit Bank; and as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.1.8 hereof).

Major Lease: (i) that certain Lease Agreement entered into as of November 10, 1997, between DERMODY OWEN, L.L.C., a Nevada limited liability company, as landlord (“Dermody”) and OWEN DISTRIBUTION CO., INC., a Nevada corporation (“Owen”), as predecessor-in-interest to OZBURN-HESSEY LOGISTICS, LLC, a Tennessee limited liability company, as tenant (as amended on August 19, 1999 and September 12, 2002 (and assigned on September 12, 2002), (ii) that certain Lease Agreement entered into as of May 7, 1998, between Dermody and Owen (as amended on December 6, 2001 and September 12, 2002) (and assigned on September 12, 2002), and (iii) that certain Lease Agreement entered into as of January 20, 2000, between Dermody and Owen (as amended on December 6, 2001 and September 12, 2002) (and assigned on September 12, 2002).

Major Tenant: any tenant under any Major Lease.

Management Agreement: the Property Management Agreement dated December 11, 2006 between Borrower and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12 hereof.

Manager: CB Richard Ellis, Inc., a Delaware corporation , or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12 hereof.

Material Adverse Effect: occurrence or existence of a condition or event which would have a material adverse effect on (i) the business, profits, operations or financial condition of Borrower, (ii) the ability of Borrower to pay any amounts under the Loan Documents as they become due or (iii) the value of the Property.

Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $1,000,000; provided, however, that in no event shall (i) any Future Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the funding date or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

Material Lease: all Leases which individually or in the aggregate with respect to the same tenant and its Affiliates (i) cover more than 10,000 square feet of the Improvements or (ii) have a term of more than five years (not taking into account any extension options).

Maturity Date: the date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Mezzanine Loan: that certain mezzanine loan in the principal amount of $8,700,000 made by GCM to Mezzanine Loan Borrower concurrently with the Loan, and evidenced and secured by the Mezzanine Loan Documents.

Mezzanine Loan Borrower: KBS REIT Acquisition VI, LLC, a Delaware limited liability company.

Mezzanine Loan Documents: (i) that certain Mezzanine Loan Agreement of even date herewith between GCM and Mezzanine Loan Borrower, (ii) that certain Promissory Note of even date herewith in the original principal amount of the Mezzanine Loan made by Mezzanine Loan Borrower and payable to GCM (and any successor holder of the Mezzanine Loan), (iii) that certain Pledge and Security Agreement of even date herewith made by Mezzanine Loan Borrower in favor of GCM, (iv) the Guaranty of Recourse Obligations made by the REIT Operating Partnership (v) each UCC Financing Statement executed by Mezzanine Loan Borrower in favor of GCM in connection with the foregoing and (vi) any other “Loan Document” as defined in the Mezzanine Loan Agreement referred to in clause (i) above, as each of the foregoing may be modified, amended and restated from time to time in accordance with the terms and provisions of the Intercreditor Agreement of even date herewith between Lender and GCM. Without limiting the foregoing, the term Mezzanine Loan Documents shall also include all documents, agreements or instruments evidencing, securing or delivered to an Approved Mezzanine Lender in connection with any Approved Mezzanine Loan.

Mezzanine Loan Liens: (i) the Liens in favor of the holder of the Mezzanine Loan created pursuant to the Mezzanine Loan Documents and (ii) Liens on the membership interests held by Mezzanine Loan Borrower in Borrower pursuant to any other Approved Mezzanine Loan.

Monthly Mezzanine Debt Service Payment: an amount equal to the scheduled payment of principal and interest payable by Mezzanine Loan Borrower on the Mezzanine Loan.

Net Operating Income: for any period, the net operating income of the Property determined in accordance with GAAP.

Officer’s Certificate: a certificate delivered to Lender by Borrower or the REIT, as the case may be which is signed by an authorized person on behalf of such party.

Other Charges: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

Payment Date: the sixth day of each calendar month or, upon Lender’s exercise of its right to change the Payment Date in accordance with Section 2.2.4 hereof, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter).

Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges not yet delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within sixty (60) days after Borrower first receives notice of such Lien, (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion, (vi) the Mezzanine Loan Liens and (vii) Liens incurred by REIT Operating Partnership or any Person having any direct or indirect ownership interest in REIT Operating Partnership.

Permitted REIT Distributions: distributions (directly or indirectly) by Borrower to the REIT to the extent that, if not distributed to the REIT:

(i) the REIT would, as the result of the failure of Borrower to receive cash from the Property, be unable to distribute all REIT taxable income with respect to the Property; or

(ii) the REIT would, solely as a result of the failure of Borrower to receive cash from the Property, fail to satisfy its obligations to pay the Permitted REIT Operating Expenses after exhausting all other REIT resources available to pay such expenses.

Permitted REIT Operating Expenses: the Allocated Share of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, the REIT or the REIT Operating Partnership for any of the following: (a) charges and fees charged by banks, audit fees, tax preparation fees, legal fees (not including any legal fees incurred by Borrower at the property level or in any litigation or legal matter concerning Lender, including a bankruptcy filing affecting Borrower), accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to real estate investment trust issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, and (b) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes - Oxley 404 compliance requirements.

For purposes of calculating Permitted REIT Distributions, Permitted REIT Operating Expenses (i) may be included in the calculation of Permitted REIT Distributions only to the extent that funds are not available from resources of the REIT other than the Property to pay such Permitted REIT Operating Expenses, (ii) shall include, without limitation, annual depreciation in an amount not less than $840,000, and (iii) shall not exceed $75,000 in any calendar year.

Permitted Transfers:

(i) a Lease entered into in accordance with the Loan Documents; or

(ii) a Permitted Encumbrance; or

(iii) a Transfer and Assumption; or

(iv) provided that no Default or Event of Default shall then exist, a transfer or encumbrance of any indirect (but not any direct) interest in Borrower (including, without limitation, the transfer or encumbrance of any interest in the REIT Operating Partnership, KBS REIT Holdings LLC, or the REIT) provided that:

(A) such transfer or encumbrance shall not (x) result in both Charles J. Schreiber, Jr. and Peter M. Bren no longer Controlling the Approved Asset Manager or (y) result in Approved Asset Manager no longer being the sole asset manager of the REIT and solely responsible for the day-to-day management, operating, direction and supervision of the operations and administration of the REIT and its assets pursuant to that certain Advisory Agreement dated as of November 8, 2005, between Approved Asset Manager and the REIT;

(B) after giving effect to such Transfer, the REIT (or an Approved Mezzanine Lender) shall continue to own at least 51% of all equity interests (direct or indirect) in Borrower and the Approved Asset Manager shall continue to Control Borrower; and

(C) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer.

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Property: the parcel of real property and Improvements thereon owned by Borrower and encumbered by the Mortgage; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the Trust Property. The Property is located in McDonough, Georgia.

Rating Agency: each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”) or any other nationally-recognized statistical rating organization to the extent any of the foregoing have been engaged by Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

Rating Comfort Letter: a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

REIT: KBS Real Estate Investment Trust, Inc., a Maryland corporation.

REIT Operating Partnership: KBS Limited Partnership, a Delaware limited partnership.

Release Date: the earlier to occur of (i) the forty second (42nd) Payment Date of the Term and (ii) the date that is two (2) years from the “startup day” (within the meaning of

Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the final Secondary Market Transaction involving this Loan.

REMIC Trust: a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (excluding security, utility and other deposits until such deposits are forfeited to Borrower or Manager by the Person that made such deposit), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Scheduled Defeasance Payments: the Monthly Debt Service Payment Amount required under the Note for all Payment Dates occurring after the Defeasance Date (including the outstanding Principal balance on the Note as of the Stated Maturity Date).

Security Agreement: a security agreement in form and substance satisfactory to Lender (in Lender’s sole but good faith discretion) pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

Servicer: a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.

Sole Member: KBS REIT Acquisition VI, LLC, a Delaware limited liability company, the sole member of Borrower.

State: the state in which the Property is located.

Stated Maturity Date: January 6, 2011, as such date may be changed in accordance with Section 2.2.4 hereof.

Taxes: all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.

Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

Title Insurance Policy: the ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

Transfer: (i) any sale, conveyance, transfer, lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (x) all or part of the Property (including any legal or beneficial direct or indirect interest therein), (y) any direct or indirect interest in Borrower (including any profit interest), or (z) any direct or indirect interest in Sole Member or (ii) any change of Control of Borrower or Sole Member.

For purposes hereof:

(i) a Transfer of an interest in Borrower or Sole Member shall be deemed to include:

(A) if Borrower or Sole Member or controlling shareholder of Borrower or Sole Member is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than ten percent (10%) of such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the Control of such corporation; and

(B) if Borrower, Sole Member or controlling shareholder of Borrower or Sole Member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; and

(ii) a change of Control of Borrower or Sole Member shall be deemed to have occurred if:

(A) there is any change in the identity of any individual or entity or any group of individuals or entities who have the right, by virtue of any partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement or any other agreement, with or without taking any formative action, to cause Borrower (or Sole Member) to take some action or to prevent, restrict or impede Borrower (or Sole Member) from taking some action which, in either case, Borrower (or Sole Member) could take or could refrain from taking were it not for the rights of such individuals, or

(B) the individual or entity or group of individuals or entities that Control Borrower (and Sole Member) as described in clause (A) ever cease to own at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower (and Sole Member).

UCC: the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management Accounts are located, as the case may be.

U.S. Obligations: obligations that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and, to the extent acceptable to the applicable Rating Agencies, other non-callable government securities satisfying the REMIC Provisions (hereinafter defined) (which may include so-called “agency securities” including (a) Government National Mortgage Association (“GNMA”) straight pass-through certificates; (b) fully-modified GNMA pass-through certificates; (c) Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through certificates; and (d) Federal National Mortgage Association (“FNMA”) straight pass-through certificates), but only to the extent in each case (i) such obligations are not subject to prepayment, call or early redemption, (ii) such obligations qualify as a “real estate asset” under section 856(c)(4)(A) of the Code; and (iii) the interest income generated by such obligations qualify as “interest on obligations secured by mortgages on real property or on interests in real property” under section 856(c)(3)(B) of the Code. As used herein, “REMIC Provisions” mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of Subtitle A of the Code, and related provisions, and temporary and final regulations and, to the extent not inconsistent with such temporary and final regulations, proposed regulations, and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Yield Maintenance Premium: an amount which, when added to the outstanding Principal, would be sufficient to purchase U.S. Obligations which provide payments (a) on or prior to, but as close as possible to, all successive scheduled payment dates under this Agreement through the Stated Maturity Date and (b) in amounts equal to the Monthly Debt Service Payment Amount required under this Agreement through the Stated Maturity Date together with the outstanding principal balance of the Note as of the Stated Maturity Date assuming all such Monthly Debt Service Payment Amounts are made (including any servicing costs associated therewith). In no event shall the Yield Maintenance Premium be less than zero.

1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:

“Annual Budget “ - 6.3.5

“Applicable Taxes” - 2.2.3

“Approved Annual Budget “ - 6.3.5

“Approved Capital Budget” - 6.3.5

“Approved Operating Budget” - 6.3.5

“Award” - 7.3.2

“Bankruptcy Proceeding” - 4.7

“Borrower’s Recourse Liabilities” - 10.1

“Capital Reserve Subaccount” - 3.4

“Cash Collateral Subaccount” - 3.9

“Cash Management Accounts” - 3.10

“Casualty” - 7.2.1

“Casualty/Condemnation Prepayment” - 2.3.2

“Casualty/Condemnation Subaccount” - 3.7

“Clearing Account” - 3.1

“Clearing Account Agreement” - 1.1 (Definition of Loan Documents)

“Clearing Bank” - 3.1

“Condemnation” - 7.3.1

“Defeasance Collateral Account” - 2.3.3

“Defeasance Event” - 2.3.3

“Defeasance Date” - 2.3.3

“Deposit Account” - 3.1

“Deposit Account Agreement” - 1.1 (Definition of Loan Documents)

“Disclosure Document” - 9.1.2

“Easements” - 4.14

“Endorsement” - 5.26

“Environmental Laws” - 4.21

“Equipment” - Mortgage

“Event of Default” - 8.1

“Exchange Act” - 9.1.2

“Fitch” - 1.1 (Definition of Rating Agency)

“GCM Group” - 9.1.3

“Government Lists” - 5.31

“Hazardous Substances” - 4.21

“Improvements” - Mortgage

“Indemnified Liabilities” - 5.30

“Indemnified Party” - 5.30

“Independent Director” - Schedule 5

“Insurance Premiums” - 7.1.2

“Insured Casualty” - 7.2.2

“Issuer” - 9.1.3

“Late Payment Charge” - 2.5.3

“Lender’s Consultant” - 5.8.1

“Liabilities” - 9.1.3

“Licenses” - 4.11

“Loan” - 2.1

“Monthly Debt Service Payment Amount” - 2.2.1

“Moody’s” - 1.1 (Definition of Rating Agency)

“Mortgage” - 1.1 (Definition of Loan Documents)

“New Payment Date” - 2.2.4

“Note” - 1.1 (Definition of Loan Documents)

“Notice” - 6.1

“O & M Program” - 5.8.3

“OFAC” - 5.31

“Operating Expense Subaccount” - 3.6

“Patriot Act” - 5.31

“Patriot Act Offense” - 5.31

“Permitted Indebtedness” - 5.22

“Permitted Investments” - Deposit Account Agreement

“Permitted Prepayment Date” - 2.3.4

“Policies” - 7.1.2

“Principal” - 2.1

“Proceeds” - 7.2.2

“Projection Period” - 3.12

“Proposed Material Lease” - 5.10.2

“Provided Information” - 9.1.1

“Qualified Carrier” - 7.1.1

“Registration Statement” - 9.1.3

“REIT Distribution Notice” - 3.12

“Remedial Work” - 5.8.2

“REMIC Provisions” - 1.1 (Definition of U.S. Obligations)

“Rent Roll” - 4.16

“Required Records” - 6.3.6

“Restoration” - 7.4.1

“Rollover Reserve Subaccount” - 3.5

“S&P” - 1.1 (Definition of Rating Agency)

“Secondary Market Transaction” - 9.1.1

“Securities” - 9.1.1

“Securities Act” - 9.1.2

“Security Deposit Account” - 3.8

“Security Deposit Subaccount” - 3.8

“Significant Casualty” - 7.2.2

“Special Purpose Bankruptcy Remote Entity” - 5.13

“Springing Recourse Event” - 10.1

“Subaccounts” - 3.1

“Successor Borrower” - 2.3.3

“Tax and Insurance Subaccount” - 3.3

“Toxic Mold” - 4.21

“Transfer and Assumption” - 5.26

“Transferee Borrower” - 5.26

“Underwriter Group” - 9.1.3

“Underwriters” - 9.1.3

1.3 Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

2.	GENERAL LOAN TERMS

2.1 The Loan. Lender is making a loan (the “Loan”) to Borrower in the original principal amount (the “Principal”) of $24,050,000, which shall mature on the Stated Maturity Date. Borrower acknowledges that the proceeds of the Loan are being and shall be used to (i) acquire the Property, (ii) fund certain of the Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.

2.2 Interest; Monthly Payments.

2.2.1 Generally. From and after the date the Loan is funded, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date the Loan is funded, Borrower shall pay interest on the unpaid Principal from the date of funding through and including January 5, 2007. On February 6, 2007 and each Payment Date thereafter through and including December 6, 2010, Borrower shall pay interest on the unpaid Principal which has accrued through the last day of the Interest Period immediately preceding such Payment Date (the “Monthly Debt Service Payment Amount”). All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrower shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.

2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor.

2.2.4 New Payment Date. Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the sixth day of each month (a “New Payment Date”), on thirty (30) days’ written notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall change the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.

2.3 Loan Repayment.

2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Borrower shall have no right to prepay or defease all or any portion of the Principal except in accordance with Section 2.3.2 below, Section 2.3.3 below and Section 2.4 below. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to and any other amounts then due and owing under the Loan Documents. If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.

2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2 hereof. Each Casualty/Condemnation Prepayment, after deducting Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1 above, and if such Casualty/Condemnation Prepayment is made on any date other than a Payment Date, then such Casualty/Condemnation Prepayment shall include interest that would have accrued on the Principal prepaid to but not including the next Payment Date, provided that a Secondary Market Transaction has occurred. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Yield Maintenance Premium. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

2.3.3 Defeasance

(a) Conditions to Defeasance. Provided no Event of Default shall be continuing, Borrower shall have the right after the Release Date and prior to the Permitted

Prepayment Date to voluntarily defease the entire amount of the Principal and obtain a release of the Lien of the Mortgage by providing Lender with the Defeasance Collateral (a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall give Lender not less than thirty (30) days prior written notice specifying a Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur.

(ii) Borrower shall pay to Lender (A) all payments of Principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement and the other Loan Documents;

(iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of subsections (b) and (c) of this Section 2.3.3;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, and (B) a non-consolidation opinion with respect to the Successor Borrower;

(vi) if required by any Rating Agency, Borrower shall deliver to Lender and the Rating Agencies a Rating Comfort Letter as to the Defeasance Event;

(vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.3.3 have been satisfied;

(viii) Borrower shall deliver a certificate of a nationally recognized public accounting firm acceptable to Lender certifying that (A) the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments, (B) the revenue from the Defeasance Collateral will be applied within four (4) months of receipt towards payments of Debt Service, (C) the securities that comprise the Defeasance Collateral are not subject to prepayment, call or early redemption and (D) the interest income to Borrower (or the Successor Borrower, if applicable) from the Defeasance Collateral will not in any tax year exceed the interest expense associated with the defeased Loan;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request;

(x) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses,

(xi) if a securitization has occurred, Lender shall have received an opinion of its counsel that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that the REMIC Trust formed pursuant to such securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.3.3, and

(xii) All conditions with respect to the defeasance of any Approved Mezzanine Loan shall have been satisfied.

(b) Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. Lender will agree to cooperate with Borrower in structuring the defeasance such that the securities can be held by a trust in which Lender is the beneficiary, provided that the same satisfies all Rating Agency requirements and requirements of the REMIC Provisions applicable to the defeasance. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to Principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay accrued and unpaid interest or Principal shall be retained in the Defeasance Collateral Account as additional collateral for the Loan. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Successor Borrower shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(c) Successor Borrower. In connection with a Defeasance Event under this Section 2.3.3, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a Special Purpose Bankruptcy Remote Entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Defeased Note, together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

2.3.4 Optional Prepayments. From and after the second Payment Date prior to the Stated Maturity Date (the “Permitted Prepayment Date”), Borrower shall have the right to prepay the Loan in whole (but not in part), provided that Borrower gives Lender at least fifteen (15) days’ prior written notice thereof. If any such prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid Principal to, but not including, the next Payment Date. Any such prepayment shall be made without payment of the Yield Maintenance Premium.

2.4 Release of Property.

2.4.1 Release on Defeasance. If Borrower has elected to defease the Note and the requirements of Section 2.3.3 above and this Section 2.4 have been satisfied, the Property shall be released from the Lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Any such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In connection therewith, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.

2.4.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrower, assign to Borrower’s designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Lien of the Loan Documents if not theretofore released.

2.5 Payments and Computations.

2.5.1 Making of Payments. Each payment by Borrower shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

2.5.2 Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.5.3 Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Borrower on the date on which it is due other than the payment due on the Maturity Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.

3. CASH MANAGEMENT AND RESERVES

3.1 Cash Management Arrangements. Borrower shall cause all Rents to be transmitted directly by tenants of the Property into an Eligible Account (the “Clearing Account”) maintained by Borrower at a local bank selected by Borrower, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. A form of tenant direction letter for such purpose is attached hereto as Schedule 1. Without in any way limiting the foregoing, all Rents received by Borrower or Manager shall be deposited into the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Cash Management Period is continuing, in which event such funds shall be swept on a daily basis into an Eligible Account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account shall be invested at Lender’s discretion only in Permitted Investments. Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

3.2 Required Repairs.

3.2.1 Completion of Required Repairs. Borrower shall perform and complete each item of the repairs at the Property described on Schedule 6 hereto (the “Required Repairs”) within sixty (60) days of the funding date or such shorter period of time for such item set forth on Schedule 6 hereto.

3.3 Taxes and Insurance. Borrower shall pay to Lender on each Payment Date (i) one-twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (ii) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be transferred by Lender to a Subaccount (the “Tax and Insurance Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax and Insurance Subaccount to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.2 hereof and Section 7.1 hereof, provided that Borrower has promptly supplied Lender with notices of all Taxes and Insurance Premiums due, or (b) reimburse Borrower for such amounts upon presentation of evidence of payment; subject, however, to Borrower’s right to contest Taxes in accordance with Section 5.2 hereof. In making any payment relating to Taxes and Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable judgment that the funds in the Tax and Insurance Subaccount will be insufficient to pay (or in excess of) the Taxes or Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrower to the Tax and Insurance Subaccount. The foregoing obligations to fund and maintain the Tax and Insurance Subaccount shall be conditionally waived for so long as (A) Borrower timely pays such charges prior to delinquency and Lender receives satisfactory evidence of such payment prior to delinquency and (B) no Event of Default shall have occurred hereunder. Upon the failure of any of the foregoing conditions, Lender may demand full compliance with the provisions of this Section 3.3 (a) for the remaining term of the Loan.

3.4 Capital Expense Reserves. Borrower shall pay to Lender on each Payment Date an amount sufficient to pay anticipated Approved Capital Expenses. Lender will transfer such amounts into a Subaccount (the “Capital Reserve Subaccount”). Additionally, upon thirty (30) days’ prior notice to Borrower, Lender may reassess the amount of the monthly payment required under this Section 3.4 from time to time in its reasonable discretion (based upon its then current underwriting standards). Provided that no Default or Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Reserve Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000 provided that (i) such disbursement is for an Approved Capital Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrower for Approved Capital Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified Approved Capital Expenses, (B) lien waivers or other evidence of payment satisfactory to Lender, (C) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (D) such other evidence as Lender shall reasonably request that the Approved Capital Expenses at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. The foregoing obligations to fund and maintain the Capital Reserve Subaccount shall be conditionally waived for so long as no Event of Default shall have occurred hereunder. Upon the failure of the foregoing condition, Lender may demand full compliance with the provisions of this Section 3.4 for the remaining term of the Loan.

3.5 Rollover Reserve.

3.5.1 For so long as an Event of Default is continuing, on the first Payment after the occurrence of such Event of Default, and on each Payment Date during the continuation of an Event of Default, Borrower shall pay to Lender for transfer into a Subaccount (the “Rollover Reserve Subaccount”) the sum of $9,437, subject to Section 3.12 below. In addition, if any Major Tenant (a) vacates its leased premises or announces publicly or to Borrower or Manager its intention to vacate its leased premises or (b) subleases, offers to sublease or requests Borrower or Manager to approve the sublease of, at least 200,000 square feet of Major Tenant’s leased premises (in the aggregate, taking into account all subleases previously made by the Major Tenants), commencing on the next occurring Payment Date and on each Payment Date thereafter, Borrower shall pay to Lender for deposit into the Rollover Reserve Account the sum of $9,437 until (A) if such payment obligation is triggered by any event described in clause (a) above, the date on which the subject Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with Borrower and acceptable to Lender) with respect to all of the space demised under its Major Lease, or (B) if such payment obligation is triggered by any event described in clause (b) above, the date on which all of the space demised under the subject Major Lease that gave rise to the commencement of the required payment into the Rollover Reserve Subaccount has been fully subleased pursuant to a sublease acceptable to Lender, and all Approved Major Lease Expenses (and any other expenses in connection with the subleasing of such space) have been paid in full. All such funds may be used to pay Approved Major Lease Expenses as set forth below. Lender shall refund to Borrower all amounts remaining on deposit in the Rollover Reserve Subaccount when such Event of Default has been cured and no other Event of Default has occurred and is continuing.

3.5.2 At any time that funds are on deposit in the Rollover Reserve Subaccount, Lender (i) may, at Lender’s sole option if an Event of Default is continuing and (ii) shall, subject to the conditions below, if no Event of Default is then continuing, disburse funds held in the Rollover Reserve Subaccount to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Major Lease Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of any construction work associated with such Approved Major Lease Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used only to pay (or reimburse Borrower for) Approved Major Lease Expenses and a description thereof, (2) that all outstanding trade payables that are due and payable for the applicable Approved Major Lease Expense (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used only to pay (or reimburse Borrower for) the previously identified Approved Major Lease Expenses, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor.

3.5.3 Borrower shall also pay to Lender for transfer into the Rollover Reserve Subaccount all Lease Termination Payments received by Borrower.

3.5.4 Provided no Default or Event of Default is continuing, upon Lender’s receipt of satisfactory evidence that all Approved Leasing Expenses incurred in connection with re-tenanting the space that was the subject of the termination (and any other expenses in connection with the re-tenanting of the applicable space) have been paid in full (which evidence may include (i) a letter or certification from the applicable broker, if any, that all brokerage commissions payable in connection therewith have been paid and (ii) an estoppel certificate executed by each applicable tenant which certifies that all contingencies under such Lease to the payment of full rent (including Borrower’s contribution to the cost of any tenant improvement work) have been satisfied), any portion of the applicable Lease Termination Payment (if any) remaining in the Rollover Reserve Subaccount shall be disbursed to Borrower; provided, however, if a Cash Management Period is then continuing, then no such funds shall be disbursed to Borrower, and all such funds shall instead be deposited into the Deposit Account, to be applied in accordance with this Agreement.

3.6 Operating Expense Subaccount. During a Cash Management Period, on each Payment Date, a portion of the Rents that have been deposited into the Deposit Account during the immediately preceding Interest Period in an amount equal to the monthly amount set forth in the Approved Operating Budget for the following month as being necessary for payment of Approved Operating Expenses at the Property for such month, shall be transferred into a Subaccount for the payment of Approved Operating Expenses (the “Operating Expense Subaccount”). Provided no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Operating Expense Subaccount to Borrower, within fifteen (15) days after delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $1,000, provided (i) such disbursement is for an Approved Operating Expense; and (ii) such disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay Approved Operating Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) that are due and payable have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses, and (B) reasonably detailed documentation satisfactory to Lender as to the amount, necessity and purpose therefor.

3.7 Casualty/Condemnation Subaccount. Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Article 7 hereof. All amounts in the Casualty/Condemnation Subaccount shall disbursed in accordance with the provisions of Article 7 hereof.

3.8 [Intentionally Omitted].

3.9 Cash Collateral Subaccount. If a Cash Management Period shall have commenced, then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Management Period, all Available Cash shall be paid to Lender as provided under Section 3.11(a) below, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) as cash collateral for the Debt. Any funds in the Cash Collateral Account and not previously disbursed or applied shall be disbursed to Borrower upon the termination of such Cash Management Period. Lender shall have the right, but not the obligation, at any time an Event of Default has occurred and is continuing, in its sole and absolute discretion to apply all sums then on deposit in the Cash

Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of Principal (together which the applicable Yield Maintenance Premium applicable thereto).

3.10 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Deposit Account, all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender; provided that Borrower shall be entitled to request Lender to open and maintain a separate Deposit Account such that the funds with respect to the Property are not commingled with other monies held by Lender so long as Borrower shall pay the costs and expenses with respect to such Deposit Account. All interest which accrues on the funds in any Cash Management Account (other than the Tax and Insurance Subaccount) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrower.

3.11 Property Cash Flow Allocation.

(a) Notwithstanding anything stated to the contrary in this Agreement (but subject to Section 3.11(c) below), all Rents deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority:

(i) First, at any time prior to the Maturity Date hereunder, to Borrower to make Permitted REIT Distributions attributable to the immediately preceding Interest Period, subject to Section 3.12 below. For so long as the Mezzanine Loan remains outstanding at any time prior to the stated maturity date of the Mezzanine Loan, notwithstanding that an Event of Default shall have occurred and be continuing, Rents deposited into the Deposit Account shall be disbursed to Borrower to make Permitted REIT Distributions to the extent that sufficient amounts are on deposit in the Deposit Account to fully fund payment of the Monthly

Debt Service Payment Amount (under subsection (iv) below) and the Monthly Mezzanine Debt Service Payment Amount (under subsection (viii) below) without regard for the adequacy of all Rents then on deposit in the Deposit Account to fully fund any prior amounts described in this Section 3.11(a), subsections (ii), (iii), (v), (vi) and (vii) below. No Rents shall be disbursed to Borrower to make Permitted REIT Distributions for so long as the Mezzanine Loan remains outstanding from and after the stated maturity date of the Mezzanine Loan.

(ii) Second, (if the obligation to fund the Tax and Insurance Subaccount is no longer waived by Lender pursuant to Section 3.3 hereof) to make payments into the Tax and Insurance Subaccount as required under Section 3.3 hereof;

(iii) Third, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Deposit Account Agreement;

(iv) Fourth, to Lender to pay the Monthly Debt Service Payment Amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.11(a), then due to Lender under the Loan Documents);

(v) Fifth, (if the obligation to fund the Capital Reserve Subaccount is no longer waived by Lender pursuant to Section 3.4 hereof) to make payments into the Capital Reserve Subaccount as required under Section 3.4 hereof;

(vi) Sixth, to make payments for Approved Operating Expenses as required under Section 3.6 hereof;

(vii) Seventh, to make payments into the Rollover Reserve Subaccount as required under Section 3.5 hereof;

(viii) Eighth, if the Mezzanine Loan (or any portion thereof) is outstanding, to make payments in the amount of the Monthly Mezzanine Debt Service Payment into the subordinate deposit account established under the Mezzanine Loan; and

(ix) Ninth, if the Mezzanine Loan (or any portion thereof) is outstanding, all remaining Available Cash on such Payment Date shall be deposited into the subordinate deposit account established under the Mezzanine Loan or, if the Mezzanine Loan has been paid in full, all remaining Available Cash on such Payment Date shall be deposited into the Cash Collateral Subaccount in accordance with Section 3.9 hereof.

(b) The failure of Borrower to make all of the payments required under clauses (ii) through (viii) of Section 3.11(a) above in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.

(c) Notwithstanding anything to the contrary contained in this Section 3.11, after the occurrence of an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment (after disbursement to Borrower for payment of any Permitted REIT Distribution then due and payable in accordance with the provisions of Section 3.11(a)(i) above) to payment of amounts outstanding under the Loan Documents or with respect to the Mezzanine Loan, in such order and in such manner as Lender shall elect.

(d) Any funds in the Deposit Account and not previously disbursed or applied shall be disbursed to Borrower upon termination of any applicable Cash Management Period.

3.12 Permitted REIT Distributions. Borrower’s right to receive Rents deposited into the Deposit Account or any Subaccount or make Permitted REIT Distributions shall be subject to the following terms and conditions in this Section 3.12. At least 14 days prior to the end of the then current Projection Period (as defined below), Borrower shall deliver to Lender (a) written notice setting forth an estimate of the REIT’s taxable income for the Property and the Permitted REIT Operating Expenses (the “REIT Distribution Notice”) for the immediate succeeding period of no less than one fiscal quarter and no more than one fiscal year (each, a “Projection Period”), which REIT Distribution Notice shall also set forth the amount of cash flow from the Property needed to make Permitted REIT Distributions related to such Projection Period, and (b) written confirmation from Ernst & Young or another “Big 4” accounting firm that the estimate of the REIT’s taxable income generated by the Property for the applicable Projection Period, as reflected in the REIT Distribution Notice, is a reasonable estimate of the same, all in form and substance reasonably acceptable to Lender. Such estimate shall be based on (1) the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the then current calendar year and (2) the REIT’s projected taxable income for the Property and the projected Permitted REIT Operating Expenses for the remainder of such calendar year. Within 30 days following the end of each fiscal quarter, Borrower shall deliver to Lender a statement of the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the immediately ended fiscal quarter and evidence supporting such statement and (A) if the Permitted REIT Distributions made for such fiscal quarter exceeded the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to reduce the estimated amount of the Permitted REIT Distributions by the amount of such excess and (B) if the Permitted REIT Distributions made for such fiscal quarter was less than the estimate set forth in the REIT Distribution Notice applicable to such fiscal quarter, the estimate of the Permitted REIT Distributions for the immediately succeeding fiscal quarter shall be adjusted to increase the estimated amount of the Permitted REIT Distributions by the amount of such shortfall. Notwithstanding anything stated to the contrary in this Section 3, Lender acknowledges and agrees that the funding of all reserves and other amounts under this Section 3 are expressly subject to the provisions of Section 3.11 and the disbursement to Borrower of Permitted REIT Distributions as provided therein.

4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the funding date that, except to the extent (if any) disclosed on Schedule 2 hereto with reference to a specific Section of this Article 4:

4.1 Organization; Special Purpose. Each of Borrower and Sole Member has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and Sole Member is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Bankruptcy Remote Entity.

4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4 Litigation. To Borrower’s Knowledge, there are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting Borrower, Sole Member, or the Property, which, if adversely determined, might have a Material Adverse Effect.

4.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might have a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound which might have a Material Adverse Effect.

4.6 Title. To Borrower’s Knowledge, Borrower has good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. The Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances will not have a Material Adverse Effect. To Borrower’s Knowledge no Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. To Borrower’s Knowledge and except as set forth in the Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. To Borrower’s Knowledge, there are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. To Borrower’s Knowledge, the survey for the Property delivered to Lender does not fail to reflect any material matter affecting the Property or the title thereto. Except as expressly set forth in the survey for the Property delivered to Lender, to Borrower’s Knowledge, all of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the Title Insurance Policy. To Borrower’s Knowledge, each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. Except as set forth in the Title Insurance Policy and to Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

4.7 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither Borrower nor Sole Member has been a party to, or the subject of a Bankruptcy Proceeding for the past ten (10) years.

4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which might have a Material Adverse Effect. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and, to Borrower’s Knowledge, the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and

(iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or, to Borrower’s Knowledge, the Property from that set forth in said financial statements.

4.9 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

4.10 ERISA; No Plan Assets. As of the funding date and throughout the Term (i) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the funding date, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.11 Compliance. To Borrower’s Knowledge and except as set forth in the survey and the zoning report for the Property delivered to Lender, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. To Borrower’s Knowledge, the Property is used exclusively as a first class office building and other appurtenant and related uses. To Borrower’s Knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s Knowledge, no legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Except as disclosed in the survey delivered to Lender and/or the title report delivered to Lender, neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To Borrower’s Knowledge, all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property

(collectively, the “Licenses”), have been obtained and are in full force and effect. To Borrower’s Knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.12 Contracts. There are no service, maintenance or repair contracts affecting the Property that are not terminable on one (1) month’s notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.13 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.14 Easements; Utilities and Public Access. To Borrower’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.15 Physical Condition. The Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; to Borrower’s Knowledge, there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. Except as disclosed in the survey delivered to Lender, to Borrower’s Knowledge, no portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.16 Leases. To Borrower’s Knowledge, the rent roll attached hereto as Schedule 3 (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in the Rent Roll or in the title report delivered to Lender. Except as set forth on the Rent Roll or as otherwise disclosed to Lender in writing: To Borrower’s Knowledge, (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.8 hereof; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of the Borrower and the applicable tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Lease; and (xi) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.

4.17 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.18 Ownership of Borrower. The sole managing member of Borrower is the Sole Member. The direct membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower other than those Persons who have a direct or indirect ownership in the REIT.

4.19 Purchase Options. To Borrower’s Knowledge, neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.20 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.21 Hazardous Substances. Except as set forth in the environmental reports obtained by Lender in connection with the making of this Agreement, and to Borrower’s Knowledge, (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no Toxic Mold is on or about the Property which requires remediation; (vi) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender.

4.22 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1 hereof, and Borrower has no other place of business.

4.23 Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.21 above shall survive in perpetuity.

5.	COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

5.1 Existence. Each of Borrower and Sole Member shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Lender pursuant to Section 3.3 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes or such Other Charges, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

5.3 Access to Property. Subject to the rights of tenants under the Leases, Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.4 Repairs; Maintenance and Compliance; Alterations.

5.4.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within two (2) Business Days after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

5.4.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property and (iii) are in the ordinary course of Borrower’s business in operating and maintaining the Property. Borrower shall not perform any Material Alteration without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount in excess of $1,000,000 of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.

5.5 Performance of Other Agreements. Borrower shall observe and perform in all material respects each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to the Property, including the Loan Documents.

5.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

5.7 Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and

Sole Member and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

5.8 Environmental Matters.

5.8.1 Hazardous Substances. So long as Borrower owns or is in possession of the Property, Borrower shall (i) keep the Property free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as required by law, promptly after Borrower becomes aware of same, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.8.2 Environmental Monitoring.

(a) Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of mold or fungus at the Property, Borrower shall (i) undertake an investigation to identify the source(s) of such mold or fungus and, to the extent required by applicable law, shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.

(b) If Lender, on its good faith judgment, determines that reasonable cause exists for the performance of an environmental inspection or audit of the Property, at any time and from time to time upon Lender’s request, Borrower shall provide such inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near the Property, and if Lender in its good faith judgment determines that reasonable cause exists for the performance of such environmental inspection or audit, then the cost and expense of such audit or inspection shall be paid by Borrower. Such inspections and audit may include soil borings and ground water monitoring. If Borrower fails to provide any such inspection or audit within thirty (30) days after such request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.

(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender, to the extent required by applicable law, and with respect to any Toxic Mold, Borrower shall, to the extent required by applicable law, take all action necessary to clean and disinfect any portions of the Improvements affected by Toxic Mold in or about the Improvements, including providing any necessary moisture control systems at the Property. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within thirty (30) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law. All Remedial Work shall be performed by licensed contractors approved in advance by Lender and under the supervision of a consulting engineer approved by Lender which approval shall not be unreasonably withheld or delayed. All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than the cost of such Remedial Work as estimated by Lender and Borrower or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest.

(d) Borrower shall not install or permit to be installed on the Property any underground storage tank.

5.9 Title to the Property. Borrower will warrant and defend the title to the Property, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10 Leases.

5.10.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall be arm’s length transactions with bona fide, independent third-party tenants.

5.10.2 Leasing. The following shall apply (a) so long as the Mezzanine Loan is outstanding, (b) an Event of Default is continuing or (c) an Event of Default (as defined in the Mezzanine Loan Documents) is continuing: Borrower shall not enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed. Prior to seeking Lender’s consent to any Material Lease, Borrower shall deliver to Lender a copy of such proposed lease (a “Proposed Material Lease”) blacklined to show changes from the standard form of Lease approved by Lender and then being used by Borrower. Lender shall approve or disapprove each Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease for which Lender’s approval is required under this Agreement within five (5) Business Days of the submission by Borrower to Lender of a written request for such approval, accompanied by a final copy of the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. If requested by Borrower, Lender will grant conditional approvals of Proposed Material Leases or proposed renewals, extensions or modifications of existing Material Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Lender shall retain the right to disapprove any such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. Provided that no Event of Default is continuing, if Borrower provides Lender with a written request for approval (which written request shall specifically refer to this Section 5.10.2 and shall explicitly state in 14-point bold type that failure by Lender to approve or disapprove within five (5) Business Days will constitute a deemed approval) and Lender fails to reject the request in writing delivered to Borrower within five (5) Business Days after receipt by Lender of the request, the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease shall be deemed approved by Lender, and Borrower shall be entitled to enter into such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease.

5.10.3 Lease Execution and Modification.

(a) In no event shall any Lease contain any option to purchase or any right of first refusal to purchase. Borrower shall deliver to Lender copies of all Leases within thirty (30) days after the execution of the Lease.

(b) Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with Section 5.10; and (vii) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases.

5.11 Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

5.12 Property Management.

5.12.1 Management Agreement. Borrower shall (i) cause the Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) if requested, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement, the failure of which covenants could cause a Material Adverse Effect. Without Lender’s prior written consent (not to be unreasonably withheld), Borrower shall not (a) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except as provided below in this Section 5.12.1); (b) reduce or consent to the reduction of the term of the Management Agreement; (c) increase or consent to the increase of the amount of any charges under the Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement). For so long as the Mezzanine Loan is outstanding, Borrower may from time to time appoint, without Lender’s consent, a successor manager to manage the Property, provided that (A) Borrower provides to Lender prompt notice of such appointment and provides to Lender such items and information regarding such appointment and successor manager as Lender may reasonably request, (B) such successor manager has the management expertise in managing properties similar in size and type to the Property (provided, that such condition shall be deemed satisfied if the successor manager is CB Richard Ellis, Jones Lang or PM Realty Group), (C) the property management agreement with such successor manager provides compensation to the manager at market rates for similar properties and otherwise contains economic terms that are no less favorable to Borrower than such terms that were contained in the property management agreement with the prior property manager, and (D) such successor manager promptly executes a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Lender. After the Mezzanine Loan is paid in full, Borrower may from time to time appoint, without Lender’s consent, a successor manager to manage the Property, provided that (A) Borrower provides to Lender prompt notice of such appointment and provides to Lender such items and information regarding such appointment and successor manager as Lender may reasonably request, (B) the property management agreement with such successor manager provides compensation to the manager at market rates for similar properties, and (C) such successor manager promptly executes a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Lender.

5.12.2 Termination of Manager. If (i) an Event of Default shall be continuing, or (ii) upon the gross negligence, malfeasance or willful misconduct of the Manager, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Lender in Lender’s discretion and the applicable Rating Agencies on terms and conditions satisfactory to Lender and the applicable Rating Agencies. Borrower’s failure to appoint an acceptable manager within thirty (30) days after Lender’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default.

5.13 Special Purpose Bankruptcy Remote Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity. A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.

5.14 Assumption in Non-Consolidation Opinion. Borrower and Sole Member shall each conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter delivered by Borrower’s counsel in connection with the Loan, shall be true and correct in all respects.

5.15 Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a first class office building property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.16 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.17 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.18 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, which consent shall not be unreasonably withheld or delayed.

5.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.20 Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Lender thirty (30) days’ prior notice.

5.21 Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure that could result in Borrower not being a Special Purpose Bankruptcy Remote Entity or result in a violation of the transfer provisions of the Loan Documents, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.22 Indebtedness. Borrower shall not create, incur or assume any indebtedness other than (i) the Debt, and (ii) unsecured trade payables, unsecured capital expenses and operating expenses incurred in the ordinary course of business relating to the ownership and operation of the Property which (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original amount of the Principal (except that real estate taxes and insurance premiums shall not be included in the calculation of such 3% threshold), and (C) are paid within sixty (60) days after the date incurred (collectively, “Permitted Indebtedness”).

5.23 Licenses. Borrower shall not Transfer any License required for the operation of the Property.

5.24 Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s reasonable discretion.

5.25 ERISA.

5.25.1 Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

5.25.2 Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

5.25.3 Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

5.26 Prohibited Transfers.

5.26.1 Generally. Borrower shall not make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer.

5.26.2 Transfer and Assumption.

(a) Notwithstanding the foregoing and subject to the terms and satisfaction of all the conditions precedent set forth in this Section 5.26.2, Borrower shall have a right to Transfer the Property to another party (the “Transferee Borrower”) and have the

Transferee Borrower assume all of Borrower’s obligations under the Loan Documents (collectively, a “Transfer and Assumption”). Borrower may make a written application to Lender for Lender’s consent to the Transfer and Assumption, subject to the conditions set forth in paragraphs (b) and (c) of this Section 5.26.2. Together with such written application, Borrower will pay to Lender the reasonable review fee then required by Lender. Borrower also shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees and expenses, and including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs.

(b) Lender’s consent, which may be withheld in Lender’s reasonable discretion, to a Transfer and Assumption shall be subject to the following conditions:

(i) No Event of Default has occurred and is continuing;

(ii) Borrower has submitted to Lender true, correct and complete copies of any and all information and documents of any kind requested by Lender concerning the Property, Transferee Borrower, replacement guarantors and indemnitors and Borrower;

(iii) Evidence satisfactory to Lender has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply and will comply with Section 5.13 hereof, as those provisions may be modified by Lender taking into account the ownership structure of Transferee Borrower and its Affiliates;

(iv) If the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, then Lender shall have received a Rating Comfort Letter from the applicable Rating Agencies;

(v) If the Loan has not been the subject of a Secondary Market Transaction, then Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which the Loan might reasonably be expected to be securitized) that no rating for any securities that would be issued in connection with such securitization will be diminished, qualified, or withheld by reason of the Transfer and Assumption;

(vi) Borrower shall have paid all of Lender’s reasonable costs and expenses in connection with considering the Transfer and Assumption, and shall have paid the amount requested by Lender as a deposit against Lender’s costs and expenses in connection with the effecting the Transfer and Assumption;

(vii) Borrower and the Transferee Borrower shall have indicated in writing in form and substance reasonably satisfactory to Lender their readiness and ability to satisfy the conditions set forth in subsection (c) below;

(viii) The identity, experience, financial condition and creditworthiness of the Transferee Borrower shall be reasonably satisfactory to Lender;

(ix) The proposed property manager and proposed Management Agreement shall be satisfactory to Lender and the applicable Rating Agencies;

(x) All Approved Mezzanine Loans have been paid in full.

(c) If Lender consents to the Transfer and Assumption, the Transferee Borrower and/or Borrower as the case may be, shall immediately deliver the following to Lender:

(i) Borrower shall deliver to Lender an assumption fee in the amount of (x) one-half percent (0.5%) of the then unpaid Principal for the first Transfer and Assumption and (y) one percent (1%) of the then unpaid Principal for each Transfer and Assumption thereafter;

(ii) Borrower and Transferee Borrower shall execute and deliver to Lender any and all documents required by Lender, in form and substance required by Lender, in Lender’s sole discretion;

(iii) Counsel to the Transferee Borrower shall deliver to Lender opinions in form and substance satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion with respect to the Transferee Borrower);

(iv) Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”); and

(v) Borrower shall deliver to Lender a payment in the amount of all remaining unpaid costs incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender’s reasonable attorneys fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Lender of the Endorsement.

5.27 Liens. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property or any direct or indirect legal or beneficial ownership interest in Borrower or Sole Member, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien.

5.28 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.29 Expenses. Subject to Section 9.1.1(A), Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or Servicer in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer or the Rating Agencies in connection with the Loan or any modification thereof and (ix) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure. Notwithstanding the foregoing, in no event shall any of the costs and expenses described in this Section 5.29 above include ongoing regular servicing fees relating to the day-to-day servicing of the Loan, for which Borrower shall not be charged.

5.30 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by

Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party and provided, further, that Borrower shall not have any obligation to any Indemnified Party to the extent that it is finally judicially determined that such Indemnified Liability arises solely from the failure of Lender or any third party or other respective agents to comply with any applicable federal, state or other securities or “blue sky” laws or regulations thereunder. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable on demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

5.31 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(a) Neither Borrower nor any member of Borrower or member or partner of such member nor to Borrower’s Knowledge, any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.

6.	NOTICES AND REPORTING

6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by facsimile and confirmed by facsimile answer back, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Lender: Greenwich Capital Financial Products, Inc., 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Mortgage Loan Department, Telecopier (203) 618-2052, with a copy to: Allen Matkins Leck Gamble Mallory & Natsis LLP, 515 South Figueroa Street, Seventh Floor, Los Angeles, California 90071-3398, Attention: Gregg J. Loubier, Esq., Telecopier: (213) 620-8816; if to Borrower: c/o KBS Capital Advisors, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, Attention: Stacie Yamane, Telecopier: (949) 417-6523, with a copy to: KBS Capital Advisors LLC, 1133 21st Street, NW, Suite 400, Washington, DC 20036, Attention: Peter Potrykus, Telecopier: (202) 822-1340. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission.

6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against Borrower or Sole Member which might materially adversely affect Borrower’s or Sole Member’s condition (financial or otherwise) or business or the Property; and (ii) any material adverse change in Borrower’s or Sole Member’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of Borrower, Sole Member, Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender. In addition, after request by Lender (but no more frequently than twice in any year), Borrower shall furnish to Lender (x) within ten (10) days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) during an Event of Default, within thirty (30) days, tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3 Financial Reporting.

6.3.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower, Manager or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

6.3.2 Annual Reports. Borrower shall furnish to Lender annually, within 120 days after each calendar year, a complete copy of the REIT’s annual financial statements prepared in accordance to GAAP audited by a “big four” accounting firm or another independent certified public accountant (accompanied by an unqualified opinion from such accounting firm or other independent certified public accountant) reasonably acceptable to Lender. In addition, Borrower shall furnish annual unaudited financial statements of the Borrower, each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property in such form that is reasonably acceptable to Lender. Each such statement (x) shall be in form and substance that is reasonably satisfactory to Lender, (y) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding calendar year, including statements of annual Net Operating Income as well as (1) a list of tenants, if any, occupying more than twenty percent (20%) of the rentable space of the Property, (2) a breakdown showing (a) the year in which each Lease then in effect expires, (b) the percentage of rentable space covered by such Lease, (c) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis and (z) shall be accompanied by an Officer’s Certificate certifying that to the best of their knowledge and belief (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property and has been prepared in accordance with GAAP and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.3 Monthly/Quarterly Reports. At any time prior to the date that Lender sells its entire interest in the Loan Documents, Borrower shall furnish to Lender within forty-five (45) days after the end of each calendar month the following items: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such calendar month, all in form that is reasonably satisfactory to Lender; (ii) a balance sheet for such calendar month; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iv) a statement of the actual Capital Expenses made by Borrower during each calendar month as of the last day of such calendar month; (v) a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder or under the Senior Loan Documents; (vi) an aged receivables report and (vii) rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property. Thereafter, Borrower shall furnish to Lender within forty-five (45) days after the end of each calendar quarter the following items: (i) quarterly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of the Property during such calendar quarter, all in form that is reasonably satisfactory to Lender; (ii) a balance sheet for such calendar quarter; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year-to-date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iv) a statement of the actual Capital Expenses made by Borrower during each calendar quarter as of the last day of such calendar quarter; (v) a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder; (vi) an aged receivables report and (vii) rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for the Property. Each such statement shall be accompanied by an Officer’s Certificate certifying to the best of their knowledge and belief (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (subject to normal year-end adjustments) and (2) whether there exists a Default or an Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4 Other Reports. Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Sole Member or Manager as may be reasonably requested by Lender or any applicable Rating Agency.

6.3.5 Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Lender within thirty (30) days after commencement of a Cash Management Period and by November 30th of each year during the Term, for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for the Property for the succeeding calendar year (the “Annual Budget”, and each Annual Budget approved by Lender is referred to herein as the “Approved Annual Budget”)), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved by Lender, such Capital Expense budget shall be referred to herein as the “Approved Capital Budget”). Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including increases for any non-discretionary expenses)).

7.	INSURANCE; CASUALTY; AND CONDEMNATION

7.1 Insurance.

7.1.1 Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance:

(a) Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery and, if required by Lender, flood and/or earthquake coverage and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Such insurance policy shall also insure for ordinance of law coverage, costs of demolition and increased cost of construction in amounts satisfactory to Lender. Each such insurance policy shall (i) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation, (ii) have deductibles no greater than $10,000 per occurrence, (iii) be paid annually in advance and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. Lender shall be named Mortgagee and Loss Payee on a Standard Mortgagee Endorsement.

(b) Flood insurance if following the funding date any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area, or such other similar Special Hazard Area. Such policy shall (i) be in an amount equal to (A) 100% of the full replacement cost of the Improvements on the Property (without any deduction for depreciation) or (B) such other amount as agreed to by Lender and (ii) have a maximum permissible deductible of $3,000. Without limiting Lender’s rights to require flood insurance in the future if any part of the Property is located in any such designated area, Lender hereby acknowledges that as of the funding date such flood insurance is not required.

(c) Public liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”; and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than containing minimum limits per occurrence of $2,000,000 and $4,000,000 in the aggregate for any policy year with no deductible or self insured retention; together with at least $25,000,000 excess and/or umbrella liability insurance for any and all claims. The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and the other Loan Documents), “Products” and “Completed Operations Liability” coverage.

(d) Rental loss and/or business interruption insurance (i) with Lender being named as “Lender Loss Payee”, (ii) in an amount equal to 100% of the projected Rents from the Property during the period of restoration; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(e) Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to the lease on a replacement cost basis and in an amount equal to the lesser of (i) $2,000,000 and (ii) 100% of the full replacement cost of the Improvements on such Property (without any deduction for depreciation).

(f) Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement.

(g) During any period of repair or restoration, builder’s “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender.

(h) Coverage to compensate for ordinance of law, the cost of demolition and the increased cost of construction in an amount satisfactory to Lender.

(i) Such other insurance (including environmental liability insurance, earthquake insurance, mine subsidence insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests. Without limiting Lender’s rights to require earthquake insurance in the future Lender hereby acknowledges that as of the funding date such earthquake insurance is not required.

(j) Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) (expressly excluding any loss due to flood caused by terrorist acts) in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available. Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 above shall (i) be issued by companies approved by Lender and licensed to do business in the State, with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency), or a rating of A:XV or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Lender; (v) be assigned and the originals thereof delivered to Lender; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies, (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.3 hereof) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a certified copy of each Policy within thirty (30) days after its effective date. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

7.2 Casualty.

7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $250,000, provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the

“Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $250,000 (a “Significant Casualty”), Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith. If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

7.3 Condemnation.

7.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2 Collection of Award. With respect any award or payment in respect of a Condemnation (an “Award”) which is equal to or less than $250,000, provided no Event of Default is continuing, Borrower shall have exclusive power to collect, receive and retain any such Award and to make any compromise, adjustment or settlement in connection with such Condemnation. With respect any Award which is greater that $250,000, provided no Event of Default is continuing, Borrower shall have exclusive power to collect, receive and retain any such Award and to make any compromise, adjustment or settlement in connection with such Condemnation, subject to Lender’s approval which shall not be unreasonably withheld, delayed or conditioned. At any time that an Event of Default is continuing, Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any such Award and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.

7.4 Application of Proceeds or Award.

7.4.1 Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than the fifteen percent (15%) of the unpaid Principal; (ii) in the reasonable judgment of Lender, the Property can be restored within six (6) months, and prior to six (6) months before the Stated Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt; (iii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iv) Leases demising in the aggregate at least sixty-five percent (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (v) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Lender.

7.4.2 Application to Debt. Except as provided in Section 7.4.1 above, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3 below. Any such prepayment of the Loan shall be without any Yield Maintenance Premium.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s discretion, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Default or Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to Borrower.

8.	DEFAULTS

8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

(a) any Monthly Debt Service Payment Amount is not paid when due or any portion of the Debt is otherwise not paid within ten (10) days of the due date (other than amounts due on the Maturity Date and except to the extent a shorter grace period is expressly provided for in the Loan Documents with respect to the applicable payment) or any other amount under Section 3.11(a)(ii) through (ix) hereof is not paid in full on each Payment Date (provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default);

(b) any of the Taxes are not paid when due, subject to Borrower’s right to contest Taxes in accordance with Section 5.2 hereof except to the extent sums sufficiently to pay such Taxes have been deposited with Lender in accordance with this Agreement;

(c) the Policies are not kept in full force and effect, or are not delivered to Lender upon request;

(d) a Transfer other than a Permitted Transfer occurs;

(e) any material representation or warranty made by Borrower or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made; provided, however, as to any such false or misleading representation or warranty or statement which can be true and correct by reasonable action of Borrower and which false or misleading representation or warranty was made unintentionally, Borrower shall have a period of thirty (30) days following written notice to Borrower to undertake and complete all action necessary to make such representation, warranty or statement true and correct in all material respects (except that Borrower shall not have the benefit of this grace period if such false or misleading representation or warranty has already caused a Material Adverse Effect).

(f) Borrower or Sole Member shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

(g) a receiver, liquidator or trustee shall be appointed for Borrower or Sole Member; or Borrower or Sole Member shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Sole Member, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Sole Member shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Sole Member, as the case may be, only upon the same not being discharged, stayed or dismissed within ninety (90) days;

(h) Borrower breaches any covenant contained in Sections 5.12.1(a) - (f), 5.13 (to the extent any breach under Section 5.13 could cause Borrower to be consolidated with any other Person in a bankruptcy or similar proceeding), 5.15, 5.22, 5.25 or 5.28 hereof;

(i) except as expressly permitted hereunder, the actual or threatened alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior written consent of Lender;

(j) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt subject to any applicable notice and cure periods expressly provided therein;

(k) a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l) any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrower’s counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect;

(m) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) business days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and Borrower shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days.

8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1 above) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1 above, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3 [Intentionally Omitted]

8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt ( and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

9.	SPECIAL PROVISIONS

9.1 Sale of Note and Secondary Market Transaction.

9.1.1 General; Borrower Cooperation. Lender shall have the right at any time and from time to time (i) to sell or otherwise transfer the Loan or any portion thereof or the Loan Documents or any interest therein to one or more investors, (ii) to sell participation interests in the Loan to one or more investors (iii) to cause the Loan to be split into two or more separate loans or (iv) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the Note and the Mortgage (each such sale, assignment, participation and/or securitization is referred to herein as a “Secondary Market Transaction”). In connection with any Secondary Market Transaction, Borrower shall use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any such Secondary Market

Transactions, including: (a) to (i) to provide such financial and other information with respect to the Property, Borrower and its Affiliates, Manager and any tenants of the Property, (ii) provide business plans and budgets relating to the Property and (iii) subject to the rights of tenants at the Property, perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested from time to time by Lender or the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Lender pursuant to this paragraph (a) being called the “Provided Information”), together, if customary, with appropriate verification of and/or consents to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies; (b) cause counsel to render opinions as to non-consolidation and any other opinion customary in securitization transactions with respect to the Property, Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies; (c) make such representations and warranties as of the closing date of any Secondary Market Transaction with respect to the Property, Borrower and the Loan Documents as are customarily provided in such transactions and as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; (d) provide current certificates of good standing and qualification with respect to Borrower and Sole Member from appropriate Governmental Authorities; and (e) execute such amendments to the Loan Documents and Borrower’s organizational documents, as may be requested by Lender or the Rating Agencies or otherwise to effect a Secondary Market Transaction, provided that nothing contained in this subsection (e) shall result in a material economic change in the transaction; provided that notwithstanding anything to the contrary in this Section 9.1.1 Borrower shall not be required to (A) incur any out-of-pocket expense in connection with the Secondary Market Transaction unless Lender agrees to pay for such out of pocket expenses as they are incurred by Borrower (including, without limitation, a change in the interest rate or the stated maturity of the Loan), (B) agree to a modification of any Loan Document that would have a material impact upon the rights, liabilities, or responsibilities of Borrower, or (C) take any actions that would impose a significant burden on Borrower. Borrower’s cooperation obligations set forth herein shall continue until the Loan has been paid in full.

9.1.2 Use of Information. Borrower understands that all or any portion of the Provided Information and the Required Records may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction. If the Disclosure Document is required to be revised, Borrower shall cooperate with Lender in updating the Provided Information or Required Records for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrower, Manager and the Property necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.

9.1.3 Borrower Obligations Regarding Disclosure Documents. In connection with a Disclosure Document, Borrower shall: (a) if requested by Lender, certify in writing that Borrower has carefully examined those portions of such Disclosure Document, pertaining to Borrower, the Property, Manager and the Loan, and that such portions do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (b) indemnify (in a separate instrument of indemnity, if so requested by Lender) (i) any underwriter, syndicate member or placement agent (collectively, the “Underwriters”) retained by Lender or its issuing company affiliate (the “Issuer”) in connection with a Secondary Market Transaction, (ii) Lender and (iii) the Issuer that is named in the Disclosure Document or registration statement relating to a Secondary Market Transaction (the “Registration Statement”), and each of the Issuer’s directors, each of its officers who have signed the Registration Statement and each person or entity who controls the Issuer or the Lender within the meaning of Section 15 of the Securities Act or Section 30 of the Exchange Act (collectively within (iii), the “GCM Group”), and each of its directors and each person who controls each of the Underwriters, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (the “Liabilities”) to which Lender, the GCM Group or the Underwriter Group may become subject (including reimbursing all of them for any legal or other expenses actually incurred in connection with investigating or defending the Liabilities) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Provided Information or in any of the applicable portions of such sections of the Disclosure Document applicable to Borrower, Manager, the Property or the Loan, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the applicable portions of such sections or necessary in order to make the statements in the applicable portions of such sections in light of the circumstances under which they were made, not misleading; provided, however, that Borrower shall not be required to indemnify Lender for any Liabilities relating to untrue statements or omissions which Borrower identified to Lender in writing at the time of Borrower’s examination of such Disclosure Document.

9.1.4 Borrower Indemnity Regarding Filings. In connection with filings under the Exchange Act, Borrower shall (i) indemnify Lender, the GCM Group and the Underwriter Group for any Liabilities to which Lender, the GCM Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the GCM Group or the Underwriter Group for any legal or other expenses actually incurred by Lender, GCM Group or the Underwriter Group in connection with defending or investigating the Liabilities.

9.1.5 Indemnification Procedure. Promptly after receipt by an indemnified party under Section 9.1.3 above or Section 9.1.4 above of notice of the commencement of any action for which a claim for indemnification is to be made against Borrower, such indemnified party shall notify Borrower in writing of such commencement, but the omission to so notify Borrower will not relieve Borrower from any liability that it may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrower. If any action is brought against any indemnified party, and it notifies Borrower of the commencement thereof, Borrower will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice of commencement, to assume the defense thereof with counsel satisfactory to such indemnified party in its discretion. After notice from Borrower to such indemnified party under this Section 9.1.5, Borrower shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both Borrower and an indemnified party, and any indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to Borrower, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Borrower shall not be liable for the expenses of more than one separate counsel unless there are legal defenses available to it that are different from or additional to those available to another indemnified party.

9.1.6 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.1.3 above or Section 9.1.4 above is for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.1.3 above or Section 9.1.4 above, Borrower shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the GCM Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it may not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

9.1.7 [Intentionally Omitted]

9.1.8 Severance of Loan. Lender shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction or for the purpose of enforcing Lender’s rights and remedies under the Loan Documents), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Mortgage to be split into a first and second mortgage loan, (ii) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components) or (iv) otherwise sever the Loan into two (2) or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. If requested by Lender, Borrower (and Borrower’s constituent members, if applicable) shall execute within two (2) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance. Borrower shall not be required to (A) incur any out-of-pocket expense in connection with any action taken pursuant to this Section 9.1.8 unless Lender agrees to pay for such out of pocket expenses as they are incurred by Borrower (including, without limitation, a change in the interest rate or the stated maturity of the Loan), (B) agree to a modification of any Loan Document that would have a material impact upon the rights, liabilities, or responsibilities of Borrower, or (C) take any actions that would impose a significant burden on Borrower.

10.	MISCELLANEOUS

10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 10.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower (but not any of Borrower’s constituent members, partners, officers, directors or shareholders), by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a) fraud or intentional misrepresentation by Borrower or Sole Member in connection with obtaining the Loan;

(b) intentional waste of the Property or any portion thereof, or after an Event of Default the removal or disposal of any portion of the Property;

(c) any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to the Property to the extent not applied in accordance with the provisions of the Loan Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(d) all Rents of the Property received or collected by or on behalf of the Borrower after an Event of Default and not applied to payment of Principal and interest due under the Note or otherwise as provided for in the Loan Documents, and to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums);

(e) misappropriation (including failure to turn over to Lender on demand following an Event of Default) of tenant security deposits and rents collected in advance;

(f) the failure to pay Taxes or Insurance Premiums, provided Borrower shall not be liable to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount and Lender failed to pay same;

(g) the failure to pay transfer fees and charges due Lender under the Loan Documents in connection with any subordinate financing or any transfer of all or any part of the Property, or any interest therein, from Borrower to Borrower’s transferee, or transfer of beneficial interest in Borrower; or

(h) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Section 4.21 hereof and Section 5.8 hereof, and clauses (viii) through (xi) of Section 5.30 hereof.

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower (but not any of

Borrower’s other constituent members, partners, officers, directors or shareholders) in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1(d) hereof shall have occurred (solely as a result of a voluntary Transfer), or (ii) a breach of the covenants set forth in Section 5.13 hereof, or (iii) Borrower’s voluntary commencement of proceedings to be adjudicated bankrupt or insolvent; Borrower’s consent to the institution of bankruptcy or insolvency proceedings against it; Borrower’s filing of a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; Borrower’s consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of Borrower’s property; Borrower’s assignment for the benefit of creditors; or the filing of an involuntary petition in bankruptcy or insolvency proceedings against Borrower by any principal of or owner of any interest in Borrower or any affiliate of or party related to Borrower (but excluding any owner or affiliate that indirectly owns or is affiliated with Borrower solely from its ownership of shares in the REIT).

10.2 Brokers and Financial Advisors.

Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. Lender shall indemnify and hold Borrower harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

10.3 Retention of Servicer. Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrower shall pay any reasonable fees and expenses of the Servicer (i) in connection with a release of the Property (or any portion thereof), (ii) in connection with an assumption or modification of the Loan, (iii) in connection with the enforcement of the Loan Documents or (iv) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender (which shall not include ongoing regular servicing fees relating to the day-to-day servicing of the Loan, for which Borrower shall not be charged).

10.4 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

10.5 Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the reasonable discretion of Lender.

10.6 Governing Law.

THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.7 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

10.8 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS

HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

10.9 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.

10.10 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.11 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

10.12 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.

10.13 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.

10.14 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

10.15 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents.

10.16 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any member of the GCM Group, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld. Lender shall have the right to issue any of the foregoing without Borrower’s approval. Notwithstanding anything stated to the contrary in this Section 10.16, nothing contained in this Section 10.16 shall prohibit or impair Borrower’s right to disclose information relating to the Loan and/or the Loan Documents (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Borrower, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by the REIT, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT investors.

10.17 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

10.18 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this

Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

10.19 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

10.20 Yield Maintenance Premium. Borrower acknowledges that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Stated Maturity Date, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, Borrower agrees that, except as expressly provided in Article 7 hereof, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Yield Maintenance Premium. Such Yield Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrower’s obligation to pay a Yield Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan except as expressly permitted hereunder.

10.21 Assignment. The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents except in connection with a Transfer and Assumption permitted hereunder.

10.22 Certain Additional Rights of Lender. Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have:

(i) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times;

(ii) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(iii) the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness;

(iv) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict financing to be obtained with respect to the Property so long as any portion of the Debt remains outstanding;

(v) the right, without restricting any other right of Lender under this Agreement or the other Loan Documents (including any similar right), to restrict, upon the occurrence of an Event of Default, Borrower’s payments of management, consulting, director or similar fees to Affiliates of Borrower from the Rents;

(vi) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any operating budget and/or capital budget of Borrower;

(vii) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property); and

(viii) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.

The rights described above may be exercised directly or indirectly by any Person that owns substantially all of the ownership interests in Lender. The provisions of this Section are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.

10.23 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, following and during the continuance of an Event of Default, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower.

10.24 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

KBS MIDLAND INDUSTRIAL PARK, LLC, a
Delaware limited liability company

By:	KBS REIT ACQUISITION VI, LLC,
a Delaware limited liability company,
its sole member

	By:	KBS Limited Partnership,
a Delaware limited partnership,
its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

GREENWICH CAPITAL FINANCIAL
PRODUCTS, INC., a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title:

Schedule 1

Form of Notice to Tenants

[BORROWER’S NAME AND ADDRESS]

                , 200_

Certified Mail

Return Receipt Requested

[Name and Address of Tenant]

Re:	Lease of Space at
, (the “Building”)

Ladies and Gentlemen:

The undersigned is the owner of the Building and the landlord under your lease of space in the Building (your “Lease”).

By this letter, you are hereby directed (1) to make all checks, in payment of rent and other sums due to the landlord under your Lease, payable to the order of “[Borrower] for the benefit of Greenwich Capital Financial Products, Inc., as beneficiary, Account No.                     ” , and (2) to deliver such checks or otherwise make such payments to the following address:

[Name and Address of Clearing Bank]

The foregoing direction is irrevocable, except with the written consent of our mortgagee, Greenwich Capital Financial Products, Inc. (or its successors or assigns), notwithstanding any future contrary request or direction from the undersigned or any other person (other than Greenwich Capital Financial Products, Inc. (or its successors or assigns). Thank you for your cooperation.

Very truly yours,

[BORROWER]

By:
Name:
Title:

Schedule I

Schedule 2

Exceptions to Representations and Warranties

None

Schedule 2

Schedule 3

Rent Roll

Schedule 3

Schedule 4

Organization of Borrower

Schedule 4

Schedule 5

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter

(i) was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;

(ii) has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);

(v) [Intentionally Omitted];

(vi) [Intentionally Omitted];

(vii) if such entity is a limited liability company, has and will have at least one member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation or a limited liability company and such corporation or limited liability company is the managing member of such limited liability company;

(viii) if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may

Schedule 5

not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding;

(ix) has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;

(x) has remained and will remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations;

(xi) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(xiii) has maintained and will maintain its books, records, resolutions and agreements as official records;

(xiv) has not commingled and will not commingle its funds or assets with those of any other Person;

(xv) has held and will hold its assets in its own name;

(xvi) has conducted and will conduct its business in its name,

(xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xviii) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(xix) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xx) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xxi) (a) if such entity owns the Property, has and will have no indebtedness other than Permitted Indebtedness, or (b) if such entity acts as the general

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partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $100,000 and (2) are paid within sixty (60) days of the date incurred, or (c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $100,000 and (2) are paid within sixty (60) days of the date incurred;

(xxii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xxiii) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxiv) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xxv) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxvi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxvii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii) has not made and will not make loans to any Person;

(xxix) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxx) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxxi) has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow

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in excess of the amount required to pay the Debt is insufficient to pay such obligation; and

(xxxii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

“Independent Director” means (x) in the case of a Single Member Bankruptcy Remote LLC: a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer or employee of, Borrower or any of its shareholders, subsidiaries or Affiliates, (ii) a director (other than as an Independent Director) of any shareholder, subsidiary or Affiliate of Borrower, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of Borrower (other than as an Independent Director); and (y) in the case of a corporation, an individual selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as a director, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer, employee, consultant, agent or advisor of, Borrower or any of its shareholders, subsidiaries, members or Affiliates, (ii) a director of any shareholder, subsidiary, member, or Affiliate of Borrower other than Borrower’s general partner or managing member, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates that derives more than 10% of its purchases or income from its activities with Borrower or any Affiliate of Borrower, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family (including a grandchild or sibling) of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any other director of Borrower’s general partner or managing member. The Independent Director for the Loan shall not be the same person as any director (including any Independent Director) associated with the Mezzanine Loan Borrower.

“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least one (1) duly appointed Independent Director on the board of directors, and the board of directors will not take any

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action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there is at least one (1) member of the board of directors who is an Independent Director, and all of the directors and all Independent Directors shall have participated in such vote (the Independent Director of the Borrower shall not be the same person as any director (including any Independent Director) associated with the Mezzanine Loan Borrower; (iv) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; (v) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of

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priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

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Schedule 6

Required Repairs

None

Schedule 6